Exhibit 99.1

HCI Group Completes Sale of $103 Million

of Convertible Senior Notes Due 2019

Tampa, Fla. – January 2, 2013 – HCI Group, Inc. (NYSE:HCI) today announced the completion of the sale of $103 million aggregate principal amount of 3.875% convertible senior notes due 2019 (the “notes”) in a private placement to qualified, institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The net proceeds from the sale of the notes are expected to be approximately $99.4 million after deducting the initial purchasers’ discounts and estimated offering expenses.

The notes are senior unsecured obligations of HCI and pay interest semiannually at a rate of 3.875%. The notes mature on March 15, 2019, unless converted or repurchased in accordance with their terms prior to such date. Prior to January 1, 2019, the notes are convertible only upon the occurrence of specified events; thereafter, until maturity, the notes are convertible at any time.

The conversion rate for the notes is initially 16.0090 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $62.47 per share of common stock and is subject to adjustment in certain circumstances. Upon conversion, the notes may be settled, at HCI’s option, in cash, shares of HCI’s common stock or any combination thereof. HCI does not have the right to redeem the notes prior to maturity.

The notes and the shares of common stock issuable upon conversion of the notes, if any, have not been and will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws. HCI does not intend to apply to list the notes on any securities exchange or automated dealer quotation system.

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology services. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 Index and S&P SmallCap 600 Index. Its 8% Senior Notes trade on the New York Stock Exchange under the ticker symbol “HCJ.” Its 7% Series A, cumulative redeemable preferred shares trade on the NASDAQ Capital Market under the ticker symbol “HCIIP.” For more information about HCI Group, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission.

Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

Tel 813-405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Matt Glover or Michael Koehler

Liolios Group, Inc.

Tel 949-574-3860

hci@liolios.com